Exhibit 23.1



             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Registration Statement of AssureTec Holdings, Inc. and Subsidiary (A Development Stage Enterprise) on Form 10-SB/A, (File No. 000-50506), of our report dated January 14, 2005, except for Note 11 as to which the date is October 31, 2005, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of AssureTec Holdings, Inc. and Subsidiary (A Development Stage Enterprise) as of June 30, 2003 and 2002 and for the years then ended and for the period from October 2, 2001 (inception) to June 30, 2003, which report is part of this amended Registration Statement.



/s/ Marcum & Kliegman LLP

New York, New York
December 8, 2005